As filed with the Securities and Exchange Commission on March 15, 2023

Registration No. 333-270273

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RingCentral, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	94-3322844
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 Davis Drive

Belmont, California 94002

(650) 472-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vladimir G. Shmunis

Chief Executive Officer

RingCentral, Inc.

20 Davis Drive

Belmont, California 94002

(650) 472-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper Mark B. Baudler Shannon R. Delahaye Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	John Marlow Paul Porter RingCentral, Inc. 20 Davis Drive Belmont, California 94002 (650) 472-4100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 15, 2023

PROSPECTUS

1,265,456 Shares

Class A Common Stock

This prospectus relates to the resale of up to 1,265,456 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of RingCentral, Inc., a Delaware corporation, by Mitel US Holdings, Inc., which we refer to in this prospectus as Mitel or the selling stockholder, or its permitted transferees.

The shares of Class A Common Stock being offered by the selling stockholder or its permitted transferees were issued pursuant to the Purchase and Sale Agreement, dated November 8, 2021, as amended, that we entered into with Mitel and Mitel Networks (International) Limited, or the Purchase Agreement, and the Framework Agreement, dated November 8, 2021, as amended, that we entered into with Mitel and Mitel Networks, Inc., effective November 9, 2021, or the Framework Agreement. We are registering the shares for resale pursuant to the Registration Rights Agreement, dated November 9, 2021, that we entered into with Mitel, or the Registration Rights Agreement. See “Selling Stockholder” for a description of these agreements and for additional information regarding the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder or its permitted transferees.

The selling stockholder may sell the shares of Class A Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of Class A Common Stock being registered pursuant to this prospectus.

The selling stockholder will pay all brokerage fees and commissions and similar expenses. We will pay certain expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution” for additional information.

Our Class A Common Stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “RNG.” On March 14, 2023, the last reported sale price of our Class A Common Stock on the NYSE was $31.59 per share.

Investing in our Class A Common Stock involves risks. Please carefully read the information under the headings “Risk Factors” beginning on page 3 of this prospectus and “Item 1A – Risk Factors” of our most recent reports on Form 10-K or 10-Q or under similar heading in any other document that is incorporated by reference in this prospectus before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2023.

i

ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

We have not authorized anyone to give you any information other than in this prospectus and the information incorporated by reference herein. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the selling stockholder are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

ii

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Unless the context indicates otherwise, references in this prospectus to “RingCentral, Inc.,” “the Company,” “we,” “our” and “us” refer, collectively, to RingCentral, Inc. and its consolidated subsidiaries.

Overview

We are a leading provider of cloud communications, video meetings, collaboration, and contact center software-as-a-service solutions. We believe that our innovative, cloud-based communication and contact center solutions disrupt the large market for business communications and collaboration by providing flexible and cost-effective solutions that support mobile and distributed workforces. We enable convenient and effective communications for organizations across all their locations and employees, enabling them to be more productive and more responsive.

Our cloud-based business communications and collaboration solutions are designed to be easy to use, providing a user identity across multiple locations and devices, including smartphones, tablets, PCs and desk phones. Our solutions can be deployed rapidly and configured and managed easily. Our cloud-based solutions are location and device independent and better suited to address the needs of modern mobile and global enterprise workforces than are legacy on-premise systems. Through our open Application Programming Interface (API) platform, we enable third-party developers and customers to integrate our solution with leading business applications to customize their own business workflows.

We have a portfolio of cloud-based offerings that are subscription based, made available at different rates varying by the specific functionalities, services, and number of users. We primarily generate revenues from the sale of subscriptions to our offerings. Our subscription plans have monthly, annual, or multi-year contractual terms. We believe that this flexibility in contract duration is important to meet the different needs of our customers. For the year ended December 31, 2022, subscriptions revenues accounted for 90% or more of our total revenues. The remainder of our revenues has historically been primarily comprised of product revenues from the sale of pre-configured phones and professional services. We do not develop or manufacture physical phones and offer it as a convenience for a total solution to our customers in connection with subscriptions to our services. We rely on third-party providers to develop and manufacture these devices and fulfillment partners to successfully serve our customers.

Corporate Information

We were incorporated in California in February 1999, and we reincorporated in Delaware in September 2013. Our principal executive offices are located at 20 Davis Drive, Belmont, California 94002 and the telephone number at that address is (650) 472-4100. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein or therein. We have included our website address in this prospectus solely for informational purposes and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities. “RingCentral” and other of our trademarks appearing in this prospectus are our property. This prospectus also contains trade names and trademarks of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply an endorsement or sponsorship of us by such companies, or any relationship with any of these companies.

SECURITIES OFFERED

Class A Common Stock registered for sale by the selling stockholder	1,265,456 shares of our Class A Common Stock

Class A Common Stock to be outstanding after this offering	86,726,293 shares of our Class A Common Stock

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our Class A Common Stock by the selling stockholder. See “Use of Proceeds” for additional information.

NYSE trading symbol	“RNG”

The number of shares of our Class A and Class B Common Stock that will be outstanding after this offering is based on 86,726,293 shares of our Class A Common Stock outstanding and 9,924,538 shares of our Class B common stock outstanding as of December 31, 2022 (after giving effect to the issuance of 1,265,456 shares of Class A Common Stock issued to the selling stockholder on March 3, 2023 in connection with our strategic partnership with Mitel) and excludes:

•

18,133 shares of Class B Common Stock issuable upon the exercise of outstanding options as of December 31, 2022 granted pursuant to our 2010 Equity Incentive Plan at a weighted-average exercise price of $10.8813 per share;

•

4,105 shares of Class A Common Stock issuable upon the exercise of outstanding options as of December 31, 2022 granted pursuant to our 2013 Equity Incentive Plan at a weighted-average exercise price of $19.8081 per share;

•	5,101,039 shares of Class A Common Stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2022;

•	742,901 shares of Class A Common Stock reserved for future issuance upon conversion of the Series A Convertible Preferred Stock of the Company outstanding as of December 31, 2022;

•	19,648,499 shares of Class A Common Stock reserved for future issuance under our 2013 Equity Incentive Plan as of December 31, 2022; and

•	6,054,525 shares of Class A Common Stock reserved for future issuance under our 2013 Employee Stock Purchase Plan as of December 31, 2022.

Except as otherwise indicated, all information in this prospectus:

•	assumes no exercise of outstanding options subsequent to December 31, 2022;

•	assumes no vesting of restricted stock unit awards subsequent to December 31, 2022; and

•

reflects the issuance of 1,265,456 shares of Class A Common Stock issued to the selling stockholder on March 3, 2023 in connection with our strategic partnership with Mitel, as described in this prospectus.

RISK FACTORS

Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making a decision about investing in our Class A Common Stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our Class A Common Stock could decline and you could lose part or all of your investment.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation by Reference.”

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and any prospectus supplement include or may include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements. Statements that are not purely historical are forward-looking statements. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “predict,” “intend,” “may,” “might,” “plan,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our progress against short-term and long-term goals;

•	our future financial performance;

•	our anticipated growth, growth strategies and our ability to effectively manage that growth and effect these strategies;

•	our success in the enterprise market;

•	anticipated trends, developments and challenges in our business and in the markets in which we operate, as well as general macroeconomic conditions;

•	our ability to scale to our desired goals, particularly the implementation of new processes and systems and the addition to our workforce;

•	the impact of competition in our industry and innovation by our competitors;

•	our ability to anticipate and adapt to future changes in our industry;

•	our ability to predict subscriptions revenues, formulate accurate financial projections, and make strategic business decisions based on our analysis of market trends;

•	our ability to anticipate market needs and develop new and enhanced solutions and subscriptions to meet those needs, and our ability to successfully monetize them;

•	maintaining and expanding our customer base;

•	maintaining, expanding and responding to changes in our relationships with other companies;

•	maintaining and expanding our distribution channels, including our network of sales agents and resellers, and our strategic partnerships;

•	our success with our strategic partners and global service providers;

•	our ability to sell, market, and support our solutions and services;

•	our ability to expand our business to larger customers as well as expanding domestically and internationally;

•	our ability to realize increased purchasing leverage and economies of scale as we expand;

•	the impact of seasonality on our business;

•	the impact of any failure of our solutions or solution innovations;

•	our reliance on our third-party product and service providers;

•	the potential effect on our business of litigation to which we may become a party;

•	our liquidity and working capital requirements;

•	the impact of changes in the regulatory environment;

•	our ability to protect our intellectual property and rely on open source licenses;

•	our expectations regarding the growth and reliability of the internet infrastructure;

•	the timing of acquisitions of, or making and exiting investments in, other entities, businesses or technologies;

•	our ability to successfully and timely execute on, integrate, and realize the benefits of any acquisition, investment, strategic partnership, or other strategic transaction we may make or undertake;

•	our capital expenditure projections;

•	our capital allocation plans, including expected allocations of cash and timing for any share repurchases and other investments;

•	the estimates and estimate methodologies used in preparing our consolidated financial statements;

•	the political environment and stability in the regions in which we or our subcontractors operate;

•	the impact of economic downturns on us and our customers;

•	our ability to defend our systems and our customer information from fraud and cyber-attack;

•	our ability to prevent the use of fraudulent payment methods for our solutions;

•	our ability to retain key employees and to attract qualified personnel; and

•	the impact of foreign currencies on our non-U.S. business as we expand our business internationally.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors” of any Annual Report on Form 10-K and any Quarterly Report on Form 10-Q incorporated by reference in this prospectus and in the section of any related prospectus supplement titled “Risk Factors.”

USE OF PROCEEDS

All of the shares of Class A Common Stock being offered hereby are being sold by the selling stockholder identified in this prospectus or permitted transferees. We will not receive any of the proceeds from the sale of shares of Class A Common Stock by the selling stockholder or permitted transferees. We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the shares to be sold by the selling stockholder, including registration, listing fees, printers and accounting fees and fees and disbursements of counsel (collectively, the Registration Expenses). Other than Registration Expenses, the selling stockholder will bear any selling discounts, commissions, placement agent fees, fees or expenses of outside counsel of the selling stockholder or other similar expenses payable with respect to sales of shares.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Class A Common Stock may be sold by the selling stockholder under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock has been traded on the NYSE under the symbol “RNG” since September 27, 2013. On March 14, 2023, the last reported sale price for our Class A Common Stock was $31.59 per share.

Holders of Record

As of December 31, 2022, there were 34 stockholders of record. The number of record holders does not include beneficial holders who hold their shares in “street name,” meaning that the shares are held for their accounts by a broker or other nominee. Accordingly, we believe that the total number of beneficial holders is higher than the number of our stockholders of record.

Dividend Policy

We have never declared or paid, any cash dividends on our Class A Common Stock. We currently intend to retain all of our future earnings, if any, to finance our operations and do not anticipate paying any cash dividends on our Class A Common Stock in the foreseeable future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

DESCRIPTION OF SECURITIES

We have one class of securities, our Class A Common Stock, registered under Section 12 of the Exchange Act. These securities are listed on the NYSE under the symbol “RNG”.

General

The following descriptions of our common stock and certain provisions of our second amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our second amended and restated certificate of incorporation, the certificate of designations of Series A Convertible Preferred Stock, and our amended and restated bylaws. Copies of these documents have been filed with the SEC as exhibits to our Annual Reports on Form 10-K.

Our second amended and restated certificate of incorporation provides for two classes of common stock: Class A and Class B Common Stock. In addition, our second amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences, and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 1,350,000,000 shares, all with a par value of $0.0001 per share, of which:

•	1,000,000,000 shares are Class A Common Stock;

•	250,000,000 shares are Class B Common Stock; and

•	100,000,000 are preferred stock, of which 200,000 are designated as Series A Convertible Preferred Stock.

Class A and Class B Common Stock

Our second amended and restated certificate of incorporation provides for two classes of common stock: Class A and Class B Common Stock.

Voting Rights

Holders of our Class A and Class B Common Stock have identical rights, provided however that, except as otherwise expressly provided in our second amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of Class A Common Stock are entitled to one vote per share of Class A Common Stock and holders of Class B Common Stock are entitled to 10 votes per share of Class B Common Stock. Holders of shares of Class A and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, and shares of Series A Convertible Preferred Stock are also entitled to vote as a single class with the holders of the Class A and Class B Common Stock, with voting power relating to the conversion rights of such series of preferred stock, except that the Series A Convertible Preferred Stock is entitled to a separate class vote over certain specified matters and, additionally, there would be a separate vote of our Class A and Class B Common Stock as separate classes in the following circumstances:

if we propose to amend our second amended and restated certificate of incorporation (i) to increase or decrease the par value of the shares of the Class A or Class B Common Stock or (ii) to alter or change the powers, preferences or special rights of the shares of a class of our common stock so as to affect them adversely;

•	if we propose to treat the shares of a class of our common stock differently with respect to any dividend or distribution of cash, property or shares of our stock paid or distributed by us;

•	if we propose to treat the shares of a class of our common stock differently with respect to any subdivision or combination of the shares of a class of our common stock; or

•

if we propose to treat the shares of a class of our common stock differently in connection with a change of control with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

Under our second amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A or Class B Common Stock without the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A and Class B Common Stock, voting together as a single class.

Under our second amended and restated certificate of incorporation, we may not issue any shares of Class B Common Stock, other than upon exercise of options, warrants, or similar rights to acquire Class B Common Stock outstanding immediately prior to the completion of our initial public offering or in connection with stock dividends and similar transactions, unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

We have not provided for cumulative voting for the election of directors in our second amended and restated certificate of incorporation.

Economic Rights

Except as otherwise expressly provided in our second amended and restated certificate of incorporation or required by applicable law, shares of Class A and Class B Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation those described below.

Dividends and Distributions

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A and Class B Common Stock are entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or distribution of cash, property or shares of our capital stock paid or distributed by us, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock, each voting separately as a class. In the event a dividend or distribution is paid in the form of shares of Class A or Class B Common Stock or rights to acquire shares of such stock, the holders of Class A Common Stock shall receive Class A Common Stock, or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock, or rights to acquire Class B Common Stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A and Class B Common Stock are entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities and the liquidation preferences and any accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock, each voting separately as a class.

Change of Control Transactions

Upon (A) the closing of the sale, transfer or other disposition of all or substantially all of our assets, (B) the consummation of a merger, reorganization, consolidation or share transfer which results in our voting securities outstanding immediately prior to the transaction (or the voting securities issued with respect to our voting securities outstanding immediately prior to the transaction) representing less than a majority of the combined voting power of our voting securities or the voting securities of the surviving or acquiring entity or (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the company if, after closing, the transferee person or group would hold 50% or more of our outstanding voting stock (or the outstanding voting stock of the surviving or acquiring entity), the holders of Class A and Class B Common Stock will be treated equally and identically with respect to shares of Class A or Class B Common Stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock, each voting separately as a class.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A or Class B Common Stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock, each voting as a separate class.

Conversion

Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon (i) the date specified by affirmative vote or written consent of the holders of at least 67% of the outstanding shares of Class B Common Stock or (ii) any transfer, whether or not for value, except for certain transfers described in our second amended and restated certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B Common Stock continues to hold exclusive voting and dispositive power with respect to the shares transferred.

Upon the death of a holder of Class B Common Stock who is a natural person, the Class B Common Stock held by that person or his or her permitted estate planning entities will convert automatically into Class A Common Stock; provided, however, that Vladimir Shmunis and Vlad Vendrow, our two founders, may transfer voting control of shares of Class B Common Stock to another Class B stockholder contingent or effective upon his death or permanent incapacity without triggering a conversion to Class A Common Stock, provided that the shares of Class B Common Stock so transferred shall convert to Class A Common Stock nine months after the death of the transferring stockholder.

In addition, with respect to each holder of Class B Common Stock, all of such holder’s shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on the seven-year anniversary of the closing date of our initial public offering; provided that any such holder’s Class B Common Stock will not automatically convert into Class A Common Stock, notwithstanding the seven-year automatic conversion provision, and such holder will continue to be deemed to hold Class B Common Stock, as long as such holder, together with his or her permitted estate planning entities, continues to beneficially own a number of shares of Class B Common Stock equal to at least 50% of the number of shares of Class B Common Stock that such holder beneficially owned immediately prior to completion of our initial public offering.

Once transferred and converted into Class A Common Stock, such Class B Common Stock shall be retired and may not be reissued.

All outstanding shares of Class B Common Stock will convert into Class A Common Stock on the date on which the number of outstanding shares of Class B Common Stock represents less than 10% of the aggregate combined number of outstanding shares of Class A and Class B Common Stock. After such conversion, no further shares of Class B Common Stock will be issued.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix, by resolution or resolutions and set forth in one or more certificates of designation filed pursuant to the Delaware General Corporation Law the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued preferred stock, including, without limitation, authority to fix by resolution or resolutions that dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing, the terms of which may provide for terms that may be superior to the rights of our Class A or Class B Common Stock.

An aggregate of 100,000,000 shares of preferred stock are authorized in our second amended and restated certificate of incorporation, 200,000 of which have been designated as Series A Convertible Preferred Stock. The issuance of our preferred stock could adversely affect the voting power of holders of our Class A or Class B Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, and the terms of the Series A Convertible Preferred Stock provide for certain preferences over our Class A and Class B Common Stock with respect to, among other things, the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of our affairs, and participating rights on the payment of dividends. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Provisions of Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Anti-Takeover Law

Our second amended and restated certificate of incorporation provides for a board of directors with each director serving a one-year term. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of the shares of capital stock outstanding will be able to elect all of our directors. Our second amended and restated certificate of incorporation and amended and restated bylaws provide that, once our outstanding shares of Class B Common Stock represent less than a majority of the combined voting power of our common stock, all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only the majority of our whole board of directors, chair of the board of directors or our chief executive officer may call a special meeting of stockholders.

Stockholder Action

Our second amended and restated certificate of incorporation provides that our stockholders are able to take action by written consent. When the outstanding shares of our Class B Common Stock represent less than a majority of the combined voting power of our common stock, our stockholders will no longer be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders, except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent.

As described above in “-Class A and Class B Common Stock-Voting Rights,” our second amended and restated certificate of incorporation further provides for a dual class common stock structure, which provides our founders, early investors, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Our second amended and restated certificate of incorporation and amended and restated bylaws require a supermajority stockholder vote for the rescission, alteration, amendment or repeal of the second amended and restated certificate of incorporation or amended and restated bylaws by stockholders. Our second amended and restated certificate of incorporation and amended and restated bylaws also provide that vacancies occurring on our board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our board of directors. Our amended and restated bylaws establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. The combination of the lack of cumulative voting, supermajority stockholder voting requirements for certain amendments to our second amended and restated certificate of incorporation, the ability of the board to fill vacancies and the advance notice provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions, including the dual class structure of our common stock, may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its phone number is (877) 373-6374.

SELLING STOCKHOLDER

The following table details the name of the selling stockholder, the number of shares of our Class A Common Stock beneficially owned by the selling stockholder, and the number of shares of our Class A Common Stock being offered by the selling stockholder for sale under this prospectus. The percentage of shares of our common stock beneficially owned by the selling stockholder both prior to and following the offering of securities pursuant to this prospectus, is based on 86,726,293 shares of our Class A Common Stock outstanding and 9,924,538 shares of our Class B Common Stock outstanding as of December 31, 2022 (assuming the issuance of 1,265,456 shares of Class A Common Stock issued to the selling stockholder on March 3, 2023 in connection with our strategic partnership with Mitel).

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. Unless otherwise indicated in the footnotes below, each stockholder named in the following table possesses sole voting and investment power over the shares listed. The information does not necessarily indicate beneficial ownership for any other purpose.

	Shares Beneficially Owned Prior to the Offering				Shares of Class A Common Stock Being Offered(1)	Shares Beneficially Owned After the Offering(2)
	Class A		Class B			Class A		Class B
	Shares	%	Shares	%		Shares	%	Shares	%
Name of Selling Stockholder
Mitel US Holdings, Inc.(3)	1,265,456	*	—	—	1,265,456	—	—	—	—

(*)	Represents beneficial ownership of less than 1%.
(1)	Represents the number of shares of Class A Common Stock being registered hereby on behalf of the selling stockholder.
(2)

Assumes that the selling stockholder disposes of all the shares of Class A Common Stock being registered hereby and does not acquire beneficial ownership of any additional shares. The registration of these shares of Class A Common Stock does not necessarily mean that the selling stockholder will sell all or any portion of the shares of Class A Common Stock covered by this prospectus.

(3)

Mitel U.S. Holdings, Inc. is a wholly owned subsidiary of MLN US HoldCo LLC (“MLN HoldCo”). MLN US TopCo Inc. is the sole member of MLN HoldCo and a wholly owned subsidiary of Mitel Networks (International) Limited (“MNIL”). MNIL is a wholly owned subsidiary of MLN TopCo Ltd. (“MLN TopCo”). MLN TopCo is a wholly owned subsidiary of Searchlight II MLN, L.P (“Searchlight II”). Each of MLN HoldCo, MLN US TopCo Inc., MNIL, MLN TopCo and Searchlight II may be deemed to have beneficial ownership of the shares of Class A Common Stock held by Mitel U.S. Holdings, Inc. In addition to the shares being registered hereby on behalf of the selling stockholder, Searchlight II owns 200,000 shares of Series A Convertible Preferred Stock, which are convertible into 742,901 shares of Class A Common Stock at Searchlight II’s option. Searchlight II MLN GP, Ltd. (“MLN GP”) is the general partner of Searchlight II and each of Searchlight Capital II PV, L.P. (“PV LP”) and Searchlight Capital II, L.P. (“Capital II LP”) share voting and economic control over MLN GP. Searchlight Capital Partners II GP, L.P. (“GP LP”) is the general partner of both PV LP and Capital II LP and Searchlight Capital Partners II GP, LLC (“GP LLC”) is the general partner of GP LP. Three managers (the “Managers”) directly or indirectly control the investment and voting decisions of GP LLC by majority vote or consent, and thus, none of the Managers individually control the investment or voting decisions of the GP LLC. Each of PV LP, Capital II LP, GP LP and GP LLC may be deemed to have beneficial ownership of the shares of Class A Common Stock beneficially owned by Searchlight II. Mitel US Holdings, Inc. is a Delaware corporation whose address is 1146 North Alma School Rd., Mesa, Arizona, 85201.

Certain Relationships with Selling Stockholder

Strategic Partnership

On November 8, 2021, we entered into the Purchase Agreement with Mitel and Mitel Networks (International) Limited, and the Framework Agreement with Mitel and Mitel Networks, Inc., effective as of November 9, 2021. The terms of our strategic partnership with Mitel are described in our Annual Report on Form 10-K for the year ended December 31, 2022, as amended, which is incorporated by reference herein.

Registration Rights Agreement

On November 9, 2021, we entered into the Registration Rights Agreement with Mitel, pursuant to which we have agreed to register the sale by Mitel, its affiliates and permitted transferees of Class A Common Stock issued to Mitel in connection with the strategic partnership described herein and any securities issued as a dividend, stock split, recapitalization or other distribution with respect to, in exchange for or in replacement of such shares, other than any securities which have previously been disposed of pursuant to an effective registration statement under the Securities Act or may be sold without restriction in compliance with Rule 144. We have agreed to use our reasonable best efforts to cause any such registration statement to become effective within certain time periods following the issuance of shares of Class A Common Stock under the Registration Rights Agreement, as described therein.

PLAN OF DISTRIBUTION

The Class A Common Stock offered by this prospectus is being offered by the selling stockholder, which as used herein includes its permitted transferees, donees, pledgees, assignees, distributees and other successors-in-interest. The Class A Common Stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Class A Common Stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealers solicit purchasers;

•	block trades in which the broker-dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such common stock at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by the selling stockholder and, if the selling stockholder defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of commissions, discounts or concessions from the selling stockholder and/or purchasers for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by the selling stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Class A Common Stock. In addition, subject to certain exceptions, we have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with any untrue statement or omission of material fact in filings incident to the registration of the Class A Common Stock pursuant to the Registration Rights Agreement or violations of applicable rules and regulations promulgated under the Securities Act, Exchange Act or state securities laws in connection with such registration, unless such liability arose from untrue statements or omissions furnished by the selling stockholder. The selling stockholder has agreed to indemnify us and certain other persons against any liabilities arising from any untrue statement or omission of material fact in filings incident to the registration of the Class A Common Stock pursuant to the Registration Rights Agreement or violations of applicable rules and regulations promulgated under the Securities Act, Exchange Act or state securities laws in connection with such registration, but only to the extent such untrue statement or omission is made in reliance upon and in conformity with information furnished to the Company by the selling stockholder.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our Class A Common Stock sold by the selling stockholder or its permitted transferees pursuant to this prospectus but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary applies only to Class A Common Stock sold by the selling stockholder or its permitted transferees pursuant to this prospectus. It does not address the tax consequences arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, the potential application of the alternative minimum tax, the Medicare tax on net investment income or any other tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	qualified foreign pension funds or other tax-qualified retirement plans;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock by vote or by value (except to the extent specifically set forth below);

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;

•	persons who hold our Class A Common Stock as a position in a “hedge,” “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our Class A Common Stock as a capital asset within the meaning of Code Section 1221 (generally, property held for investment);

•	persons deemed to sell our Class A Common Stock under the constructive sale provisions of the Code;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the Class A Common Stock being taken into account in an “applicable financial statement” (as defined in Section 451(b) of the Code);

•	persons who hold or receive our Class A Common Stock pursuant to the exercise of options or otherwise as compensation; or

•	persons that own, or are deemed to own, our Class B Common Stock.

In addition, if a partnership (or entity or arrangement classified as such for U.S. federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A Common Stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our Class A Common Stock.

This discussion is for informational purposes only and is not tax advice. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class A Common Stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of shares of our Class A Common Stock that, for U.S. federal income tax purposes, is not a partnership or:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

We have not made any distributions on our Class A Common Stock, and we do not plan to make any distributions on our Class A Common Stock. However, if we do make distributions on our Class A Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A Common Stock, but not below zero, and then will be treated as gain from the sale of stock. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussions below on effectively connected income, backup withholding and FATCA, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 (or the applicable successor form), including a U.S. taxpayer identification number, if required, certifying qualification for the reduced rate. In addition, you will be required to update such forms and certifications from time to time as required by law. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our Class A Common Stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which may then be required to provide certification to the relevant paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, that are attributable to a permanent establishment or a fixed base maintained by you in the United States), are generally exempt from such withholding tax, subject to the discussions below on backup withholding and FATCA. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a non-U.S. holder treated as a corporation for U.S. federal income tax purposes, dividends you receive that are effectively connected with your conduct of a trade or business in the United States may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Subject to discussions below regarding backup withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A Common Stock unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or a fixed base maintained by you in the United States;

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our Class A Common Stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five year period preceding your disposition of, or your holding period for, our Class A Common Stock.

In general, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not currently and will not become a USRPHC, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our worldwide real property and other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A Common Stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code), such Class A Common Stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded Class A Common Stock at any time during the shorter of the five year period preceding your disposition of, or your holding period for, our Class A Common Stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% U.S. federal income tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S.-source capital losses for the year. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Class A Common Stock made to you may be subject to additional information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 (or an applicable successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder, commonly referred to as “FATCA”, generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a disposition of our Class A Common Stock paid to a “foreign financial institution” (as defined in the Code) unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a disposition of our Class A Common Stock paid to a “non-financial foreign entity” (as specifically defined in the Code) unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity or otherwise establishes an exemption.

The withholding provisions described above generally apply to payments of dividends on our Class A Common Stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to the gross proceeds from a sale or other disposition of Class A Common Stock, which may be relied upon by taxpayers until final regulations are issued. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. You should consult your tax advisors regarding the potential application of FATCA to your investment in, and ownership and disposition of, our Class A Common Stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A Common Stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the Class A Common Stock being offered by this prospectus has been passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C.

EXPERTS

The consolidated financial statements of RingCentral, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.ringcentral.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023;

•	our Current Reports on Form 8-K filed with the SEC on January 20, 2023 and February 15, 2023; and

•

the description of our Class  A Common Stock contained in the Registration Statement on Form 8-A (File No. 001-36089) relating thereto, filed on September 24, 2013, including any amendment or report filed for the purpose of updating such description.

Any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement.

The reports and documents incorporated by reference into this prospectus are available to the public free of charge on the investor relations portion of our website located at http://ir.ringcentral.com.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

RingCentral, Inc.

20 Davis Drive

Belmont, California 94002

Attn: Investor Relations

(650) 472-4100

ir@ringcentral.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth estimated fees expenses in connection with the offering described in this registration statement. All expenses incurred with respect to the registration of the Class A Common Stock will be borne by us. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	4,594
Printing expenses	*
Accounting fees and expenses	*
Legal fees and expenses	*
Miscellaneous expenses	*

Total	*

*	Estimates not currently known.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s second amended and restated certificate of incorporation includes provisions that may eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the second amended and restated certificate of incorporation and the amended and restated bylaws of the Registrant provide that:

•

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification under the amended and restated bylaws of the Registrant or the Delaware General Corporation Law.

•

The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification or otherwise required under the amended and restated bylaws of the Registrant or applicable law.

•	The rights conferred in the second amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statements Schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial statement schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto incorporated by reference herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

3.1	Second Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-36089	3.1	June 3, 2015

3.2	Certificate of Designations of the Series A Convertible Preferred Stock	8-K	001-36089	3.1	November 9, 2021

3.3	Amended and Restated Bylaws of the Registrant	10-Q	001-36089	3.1	November 9, 2022

4.1	Form of Class A Common Stock Certificate	S-1/A	333-190815	4.1	September 13, 2013

4.2	Fourth Amended Investor Rights Agreement, dated November 23, 2012, by and among the Registrant and the investors listed on Exhibit A thereto	S-1	333-190815	4.3	August 26, 2013

4.3	Indenture, dated March 5, 2018, between RingCentral, Inc. and U.S. Bank National Association	8-K	001-36089	4.1	March 6, 2018

4.4	Form of 0% Convertible Senior Note due 2023 (included in Exhibit 4.3)	8-K	001-36089	4.1	March 6, 2018

4.5	Indenture, dated March 3, 2020, between RingCentral, Inc. and U.S. Bank National Association	8-K	001-36089	4.1	March 4, 2020

4.6	Form of 0% Convertible Senior Notes due 2025 (included in Exhibit 4.5)	8-K	001-36089	4.1	March 4, 2020

4.7	Indenture, dated September 15, 2020, between RingCentral, Inc. and U.S. Bank National Association	8-K	001-36089	4.1	September 16, 2020

4.8	Form of 0% Convertible Senior Notes due 2026 (included in Exhibit 4.7)	8-K	001-36089	4.1	September 16, 2020

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	S-1	333-270273	23.2	March 3, 2023

10.1+	2003 Equity Incentive Plan, as amended, and forms of stock option agreements thereunder	S-1	333-190815	10.1	August 26, 2013

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

10.2+	2010 Equity Incentive Plan, as amended, and forms of stock option agreements thereunder	S-1	333-190815	10.2	August 26, 2013

10.3+	Amended and Restated 2013 Equity Incentive Plan and forms of stock option agreements thereunder	8-K	001-36089	10.1	December 20, 2022

10.4+	Amended and Restated Employee Stock Purchase Plan	10-K	001-36089	10.5	February 26, 2021

10.5+	Form of Global Restricted Stock Unit Agreement	10-K	001-36089	10.6	February 26, 2021

10.6+	Equity Acceleration Policy	10-K	001-36089	10.5	February 27, 2019

10.7+	Form of Director and Executive Officer Indemnification Agreement	10-Q	001-36089	10.3	August 7, 2017

10.8+	Employment Letter by and between the Registrant and Vladimir Shmunis, dated September 13, 2013	S-1/A	333-190815	10.19	September 13, 2013

10.9+	Amended and Restated Offer Letter by and between the Registrant and Mohammed Katibeh, dated January 4, 2022	10-Q	001-36089	10.2	August 8, 2022

10.10+	Supplemental Offer Letter by and between the Registrant and Mo Kabiteh, dated May 9, 2022	10-Q	001-36089	10.3	August 8, 2022

10.11+	Offer Letter by and between the Registrant and Vaibhav Agarwal, dated July 21, 2016	10-K	001-36089	10.12	March 1, 2022

10.12+	Revised Employment Offer Letter by and between the Registrant and John Marlow, dated September 13, 2013	S-1/A	333-190815	10.7	September 13, 2013

10.13+	Offer Letter by and between the Registrant and Sonalee Parekh, dated April 26, 2022	10-Q	001-36089	10.1	August 8, 2022

10.14+	2022 Bonus Plan, Appendix A-Q1 2022	10-Q	001-36089	10.1	November 9, 2022

10.15+	2022 Bonus Plan, Appendix A-Q2 2022	10-Q	001-36089	10.2	November 9, 2022

10.16+	2022 Bonus Plan, Appendix A-Q3-4 2022	10-Q	001-36089	10.3	November 9, 2022

10.17+	2021 Bonus Plan, Appendix A 2021	10-K	001-36089	10.18	March 1, 2022

10.18+	2021 NEO Equity Compensation Program Questions and Answers	10-Q	001-36089	10.1	August 6, 2021

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

10.19+	2022 NEO Equity Compensation Program Questions and Answers	10-K	001-36089	10.20	March 1, 2022

10.20+	2023 NEO Equity Compensation Program Questions and Answers	10-K	001-36089	10.21	February 23, 2023

10.21	Office Lease, dated September 25, 2014, by and between the Registrant and Helen M. Raiser, Trustee of the JHR Marital Trust under Trust Agreement dated October 2, 1969, as amended, Helen M. Raiser, Trustee of the JHR Bypass Trust under Trust Agreement dated October 2, 1969, as amended, Harvey E. Chapman, Jr., Trustee of the Harvey E. Chapman, Jr. Living Trust under Trust Agreement dated July 17, 2006, and Colleen C. Badell, Trustee of the Colleen C. Badell Living Trust under Trust Agreement dated July 17, 2006, as tenants in common	10-Q	001-36089	10.1	November 3, 2014

10.22	Commercial Lease Agreement, dated May 17, 2017, by and between the Registrant and TG Brothers, LLC	10-Q	001-36089	10.1	August 7, 2017

10.23	First Amendment to Lease, dated May 7, 2018, by and between the Registrant and TG Brothers, LLC	10-Q	001-36089	10.1	August 7, 2018

10.24	Second Amendment to Lease, dated September 20, 2019, by and between the Registrant and TG Brothers, LLC	10-K	001-36089	10.20	February 26, 2020

10.25	Second Amendment to Lease, dated August 6, 2020 by and between the Registrant and Phillip H. Raiser, Trustee of the JHR Marital Trust under Trust Agreement dated October 2, 1969, as amended, Phillip H. Raiser, Trustee of the JHR Bypass Trust under Trust Agreement dated October 2, 1969, as amended, Harvey E. Chapman, Jr., Trustee of the Harvey E. Chapman, Jr. Living Trust under Trust Agreement dated July 17, 2006, and Colleen C. Badell, Trustee of the Colleen C. Badell Living Trust under Trust Agreement dated July 17, 2006, as tenants in common	10-Q	001-36089	10.2	November 9, 2020

10.26	Purchase Agreement, dated February 28, 2018, by and among the Registrant and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the initial purchasers named therein	8-K	001-36089	10.1	March 6, 2018

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

10.27	Form of Capped Call Confirmation	8-K	001-36089	10.2	March 6, 2018

10.28	Form of Capped Call Confirmation	8-K	001-36089	10.2	March 4, 2020

10.29	Form of Capped Call Confirmation	8-K	001-36089	10.2	September 16, 2020

10.30	Registration Rights Agreement, effective as of November 9, 2021, by and between RingCentral, Inc. and Searchlight II MLN, L.P.	8-K	001-36089	10.3	November 9, 2021

10.31	Registration Rights Agreement, effective as of November 9, 2021, by and between RingCentral, Inc. and Mitel US Holdings, Inc.	8-K	001-36089	10.4	November 9, 2021

10.32*	Credit Agreement, dated as of February 14, 2023, among RingCentral, Inc., the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and as collateral agent.	10-K	001-36089	10.33	February 23, 2023

21.1	List of subsidiaries of the Registrant	10-K	001-36089	21.1	February 23, 2023

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)	S-1	333-270273	23.2	March 3, 2023

24.1	Power of Attorney (included on page II-8 of the original filing of the registration statement on Form S-1)	S-1	333-270273	23.2	March 3, 2023

107.1	Filing Fee Table	S-1	333-270273	23.2	March 3, 2023

+	Indicates a management or compensatory plan
*

Certain identified information has been omitted pursuant to Item 601(b) of Regulation S-K because such information is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belmont, State of California, on March 15, 2023.

RINGCENTRAL, INC.

By:	/s/ Vladimir Shmunis
Vladimir Shmunis
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Vladimir Shmunis Vladimir Shmunis	Chairman and Chief Executive Officer (Principal Executive Officer)	March 15, 2023

/s/ Sonalee Parekh Sonalee Parekh	Chief Financial Officer (Principal Financial Officer)	March 15, 2023

/s/ Vaibhav Agarwal Vaibhav Agarwal	Chief Accounting Officer (Principal Accounting Officer)	March 15, 2023

* Mignon Clyburn	Director	March 15, 2023

* Kenneth A. Goldman	Director	March 15, 2023

* Arne Duncan	Director	March 15, 2023

* Rob Theis	Director	March 15, 2023

* Allan Thygesen	Director	March 15, 2023

* R. Neil Williams	Director	March 15, 2023

* Tarek Robbiati	Director	March 15, 2023

* By:	Vladimir Shmunis
Vladimir Shmunis
Attorney-in-Fact